Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 18, 2010 (August 13, 2010, as to the change in operating segments described in Note 15) relating to the financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2010, as amended by the Company’s Current Report on Form 8-K dated August 13, 2010 and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 8, 2010